Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan, 2010 Stock Incentive Plan and 2010 Employee Stock Purchase Plan of AVEO Pharmaceuticals, Inc. of our report dated February 8, 2010 (except Notes 11 and 16, as to which the date is February 18, 2010), with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. for the year ended December 31, 2009 included in its Registration Statement (Form S-1, No. 333- 163778) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2010